Exhibit (a)(i)(A)

AMENDMENT NO. 1 TO
AMENDED OFFER TO PURCHASE
GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
1520 E. GRAND AVENUE, EL SEGUNDO, CA 90245
(310) 469-6100
AMENDED OFFER TO PURCHASE FOR CASH UP TO 1,046,025 CLASS A SHARES, 2,060,669 CLASS AA SHARES, 52,301 CLASS AAA SHARES, 10,352 CLASS T SHARES, 10,373 CLASS D SHARES, 10,363 CLASS S SHARES, 51,867 CLASS I SHARES, AND 7,217,573 CLASS E SHARES OF ITS COMMON STOCK, AT A PURCHASE PRICE PER SHARE OF:
$9.56 FOR CLASS A, CLASS AA OR CLASS AAA SHARES
$9.66 FOR CLASS T SHARES
$9.64 FOR CLASS D SHARES
$9.65 FOR CLASS S SHARES
$9.64 FOR CLASS I SHARES
$9.56 FOR CLASS E SHARES
FOR AN AGGREGATE PURCHASE PRICE OF $100,000,000
THE OFFERS, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 11:59 P.M. EASTERN TIME, JUNE 10, 2019,
UNLESS EXTENDED OR WITHDRAWN
Dear Stockholder:
This Amendment No. 1 (the "Amendment") amends, and should be read in conjunction with, the Amended Offer to Purchase of Griffin Capital Essential Asset REIT II, Inc. (the “Company”) filed with the Securities and Exchange Commission on May 17, 2019. Unless otherwise defined in this Amendment, capitalized terms used herein shall have the same meanings as set forth in the Amended Offer to Purchase.
Amendments to Cover Page
The fourth paragraph of the Cover Page of the Amended Offer to Purchase is hereby removed and replaced with the following:
Only Shares properly tendered and not properly withdrawn will be eligible to be purchased. Shares tendered but not purchased pursuant to an Offer will be returned promptly following the Expiration Date.

The sixth paragraph of the Cover Page of the Amended Offer to Purchase is hereby removed and replaced with the following:
In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in any Offer by up to, but not more than, 2% of each class of Shares outstanding without amending or extending the Offer for such Share class.
Amendments to Summary Term Sheet
The first paragraph of the Question "How many Shares will the Company purchase? What will be the form of payment?" is hereby removed and replaced with the following:
We are offering to purchase for cash up to 1,046,025 Class A Shares, 2,060,669 Class AA Shares, 52,301 Class AAA Shares, 10,352 Class T Shares, 10,373 Class D Shares, 10,363 Class S Shares, 51,867 Class I Shares, and 7,217,573 Class E Shares, at a purchase price equal to $9.56 per Class A, Class AA or Class AAA Share, $9.66 per Class T Share, $9.64 per Class D Share, $9.65 per Class S Share, $9.64 per Class I Share, and $9.56 per Class E Share, for an aggregate Purchase Price of $100,000,000, subject to the terms and conditions of each of the Offers. If the total number of Shares for each class sought is purchased, our capital commitment will be up to $10,000,000 for the Class A Shares, $19,700,000 for the Class AA Shares, $500,000 for the Class AAA Shares, $100,000 for the Class T Shares, $100,000 for the Class D Shares, $100,000 for the Class S Shares, $500,000 for the Class I Shares, and $69,000,000 for the Class E Shares, for a combined total aggregate purchase price of up to $100,000,000. In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in any Offer by up to, but not more than, 2% of each class of Shares outstanding without amending or extending the Offer for such Share class. Properly tendering Shares assures you that at least a portion of your Shares will be purchased so long as we purchase Shares under the applicable Offer (subject to provisions relating to “odd lot” priority and proration described in “The Offers - Section 1”).
The last paragraph of the Question "How were the size of the Offers and Purchase Price determined?" is hereby removed and replaced with the following:
If you tender any Shares at any point during the Offer period before or after an amendment to the applicable Offer, such Shares will remain validly tendered unless you withdraw your tendered Shares in accordance with the terms of the applicable Offer.
The first paragraph of the Question "If I tender my Shares, and the Company accepts the Shares I tender, will I receive distributions accrued before my Shares are accepted?" is hereby removed and replaced with the following:
Yes, you will be entitled to receive any distributions that have accrued prior to the date on which Shares are accepted for payment pursuant to the Offers. Distributions declared by our board of directors will accrue on all of your Shares on a daily basis during the Offer period. For Shares validly tendered, distributions will cease to accrue on the date that such Shares are purchased through the Offers. Shares purchased in the Offers will therefore no longer be eligible to receive distributions except for any distributions declared to stockholders of record on a date prior to the date that we accept those Shares for payment. Distributions will continue to accrue in accordance with current practice for Shares not tendered or not accepted for purchase.
The last paragraph of the Question "What if I participate in the Company’s DRP and want to tender all of my Shares?" is hereby removed and replaced with the following:
If you are a participant in the DRP, you tender all of your Shares, and we accept all of such Shares for payment, any distributions that are accrued on such Shares through the date we accept the Shares for payment will be made in cash. If we do not accept all of your Shares for payment, distributions that are accrued on any of your Shares during the Offer period, including tendered Shares that are accepted by us for payment, will be reinvested in Shares pursuant to the DRP. The Company’s quarterly distribution for the second quarter of 2019 was authorized by the board of directors in March 2019. Such distributions payable to each stockholder of record will be paid on such date after the end of each month during the period as determined by the Company’s Chief Executive Officer.
The last two paragraphs of the Question "Will all of the shares I tender be accepted by the Company?" are hereby removed and replaced with the following:
In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in any Offer by up to, but not more than, 2% of the outstanding Shares of the applicable Share class subject to the Offer without amending or extending the Offer for such Share class. Because of the proration and “odd lot” priority provisions described in this Offer to Purchase, it is possible that we will not purchase all of the Shares that you tender. If an Offer is oversubscribed for a particular class of Shares, and you are not an odd lot holder, the number of Shares of such class that we purchase from you will be prorated.
If we are required to pro rate, the Paying Agent will determine the proration factor for each applicable Share class promptly following the Expiration Date of the applicable Offer. Proration for each stockholder tendering Shares of the applicable Share class (other than odd lot holders) will be based on the ratio of the number of Shares of such applicable Share class properly tendered and not properly withdrawn by such stockholder to the total number of Shares of such applicable Share class properly tendered and not properly withdrawn by all non-odd lot stockholders, with appropriate adjustments to avoid the purchase of fractional Shares. The preliminary results of any proration will be announced through publicly filing an amendment to the Schedule TO promptly after the Expiration Date. The number of Shares that we will purchase from a stockholder pursuant to an Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. Each stockholder should consult with their tax advisor to evaluate the tax consequences of tendering or selling Shares in the applicable Offer. See “The Offers - Section 1.”
The paragraph under the Question "How will the Company pay for the Shares?" is hereby removed and replaced with the following:
Assuming that each of the Offers is fully subscribed, our total commitment will be $10,000,000 for the Class A Shares tendered, $19,700,000 for the Class AA Shares tendered, $500,000 for the Class AAA Shares tendered, $100,000 for the Class T Shares tendered, $100,000 for the Class D Shares tendered, $100,000 for the Class S Shares tendered, $500,000 for the Class I Shares tendered, and $69,000,000 for the Class E Shares tendered, for a combined total aggregate purchase price of up to $100 million, subject to our ability to increase the number of Shares accepted for payment in any Offer by up to, but not more than, 2% of the outstanding Shares of the applicable Share class without amending or extending the Offer for such Share class in accordance with rules promulgated by the SEC. Assuming that we do not increase the number of Shares accepted for payment in any Offer, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offers, will be approximately $101 million. We intend to fund the purchase of Shares in the Offers and pay related costs by using our available cash, which may include funds received from draws on our credit facility. See “The Offers - Section 12.”
Amendments to "The Offers--Section 1."
The third paragraph under Section 1 of "The Offers" is hereby removed and replaced with the following:
Subject to the terms and conditions of the Offers, we will purchase for cash up to 1,046,025 Class A Shares, 2,060,669 Class AA Shares, 52,301 Class AAA Shares, 10,352 Class T Shares, 10,373 Class D Shares,

10,363 Class S Shares, 51,867 Class I Shares, and 7,217,573 Class E Shares, which are properly tendered and not properly withdrawn prior to the Expiration Date at a purchase price equal to $9.56 per Class A, Class AA or Class AAA Share, $9.66 per Class T Share, $9.64 per Class D Share, $9.65 per Class S Share, $9.64 per Class I Share, and $9.56 per Class E Share, for a combined total aggregate Purchase Price of $100 million in Shares. We reserve the right to extend any of the Offers (see Section 7). In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in any Offer by up to, but not more than, 2% of the outstanding Shares of the applicable Share class without amending or extending the Offer for such Share class. The Purchase Price is equal to our NAV per Share for each Share class on April 30, 2019. On each business day, our NAV per Share for each Share class is (1) posted on our website, www.gcear.com, (2) made available on our toll-free, automated telephone line, (888) 926-2688 and (3) made available on www.nasdaq.com. Our applicable NAV per Share at the time of tender may be higher or lower than the Purchase Price for a Share class. Stockholders are urged to obtain the most recent applicable NAV per Share before deciding whether to tender their Shares.
The fourth paragraph under Section 1 of "The Offers" is hereby removed and replaced with the following:
If you tender any Shares at any point during the Offer period before or after an amendment to the applicable Offer, such Shares will remain validly tendered unless you withdraw your tendered Shares in accordance with the terms of the applicable Offer.
The tenth paragraph under Section 1 of "The Offers" is hereby removed and replaced with the following:
If we (i) increase the maximum total number of Shares that we may purchase in any of the Offers by more than 2% of the outstanding Shares of the applicable Share class or (ii) decrease the number of Shares that we may purchase in any Offer, then such Offer must remain open for at least ten (10) business days following the date that notice of the adjustment, increase or decrease is first published, sent or given.
The third paragraph under "Priority of Purchases" of Section 1 of "The Offers" is hereby removed and replaced with the following:
Second, purchase all other Class A Shares, Class AA Shares, Class AAA Shares, Class T Shares, Class D Shares, Class S Shares, Class I Shares and/or Class E Shares, for each Share class as applicable, properly tendered and not properly withdrawn on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below; provided that we may increase the number of Shares purchased in any Offer by up to, but not more than, 2% of the outstanding Shares of the applicable Share class without amending or extending the applicable Offer.
The fifth paragraph under Section 5 of "The Offers" is hereby removed and replaced with the following:
We will purchase 1,046,025 Class A Shares, 2,060,669 Class AA Shares, 52,301 Class AAA Shares, 10,352 Class T Shares, 10,373 Class D Shares, 10,363 Class S Shares, 51,867 Class I Shares, and 7,217,573 Class E Shares, if the Offer is fully subscribed, which would represent approximately 4.1% of the Shares issued and outstanding as of April 30, 2019 and a combined total aggregate of $100 million in Shares. We may increase the number of Shares purchased in any Offer and thereby increase the number of Shares accepted for payment in the applicable Offer by no more than 2% of the outstanding Shares of such applicable class without amending or extending such Offer.

The third paragraph under Section 7 of "The Offers" is hereby removed and replaced with the following:
Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offers in any respect, including, without limitation, increasing or decreasing the number of Shares sought in an Offer. Amendments to the Offers may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the public announcement must be issued no later than 9:00 a.m. Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offers will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. We will not be required to amend or extend an Offer if the increase in the number of Shares purchased in such Offer does not cause the number of Shares purchased to exceed 2% of the Shares outstanding in the applicable Share class.
The first bullet point of the fifth paragraph under Section 7 of "The Offers" is hereby removed and replaced with the following:

•
we increase or decrease the total number of Shares sought in an Offer, and, in the event of an increase in the number of Shares purchased in the Offer, the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares of the applicable Share class subject to the Offer, and

The first paragraph under Section 12 of "The Offers" is hereby removed and replaced with the following:
Assuming that all of the Offers are fully subscribed, the value of Shares purchased in the Offers will be $100 million, subject to our ability to increase the number of Shares of a Share class accepted for payment in the applicable Offer by up to, but not more than, 2% of the outstanding Shares of the applicable Share class subject to the Offer without amending or extending the Offer for such Share class in accordance with rules promulgated by the SEC. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $101 million. We intend to fund the purchase of Shares in the Offers and pay related costs by using our available cash, which may include funds received from draws on our credit facility as defined and described below. Our ability to draw on the credit facility is not a condition of the Offers. We contemplate repaying any borrowed funds out of cash from operations, proceeds from the disposition of assets, capital raised through our ongoing public offering of Class T, Class S, Class D and Class I shares, and/or proceeds from new loans secured by one or more of our properties. We do not have and have not made any plans or arrangements to finance or repay our credit facility prior to its maturity.